Exhibit 10.27.1

LEASE AGREEMENT

between

BAXTER HEALTHCARE CORPORATION

a Delaware corporation,

as “Landlord”

and

PHARMEDIUM HEALTHCARE CORPORATION,

a Delaware corporation

as “Tenant”

i

INDEX OF DEFINED TERMS

Page
Additional Rent	1
Additional Services	8
Affiliates	11
Alterations	4
Award	13
Base Year	8
Building	iv
Building Systems	3
Business	4
Business Days	8
Claims	9
Commencement Date	1
Condemnation	14
Condemnor	14
Construction Rider	4
Controls	7
Costs of Re-Letting	19
CPI	2
Date of Condemnation	14
Disclosed Broker	28
Encumbrance	22
Event of Default	16
Expiration Date	1
Extension Option	28
Extension Period	28
Fees	24
Hazardous Materials	29
HVAC	8
Incremental Real Estate Taxes	8
Incremental Utilities Cost	8
Interest Rate	20
Landlord	1, 27
Landlord Improvements	4
Landlord’s Cafeteria	25
Landlord’s Representatives	6
Landlord’s Visitors	6
Laws	3
Lease Year	1

Page
Net Re-Letting Proceeds	19
Parking Area	25
Personal Property	5
Premises	iv
Prior Year	2
Property	iv
Rent	1
Rental Tax	7
Replacement Tenants	19
Security Deposit	3
Service Failure	9
Services	8
Tenant	iv
Tenant Improvements	4
Tenant’s Cafeteria	26
Tenant’s Representatives	6
Tenant’s Taxes	7
Tenant’s Visitors	6
Term	1
Trade Fixtures	5
Transfer	15
Unamortized Leasehold Improvement Costs	19
Utilities	8

BASIC LEASE INFORMATION

Lease Date:	For identification purposes only, the date of this Lease is August 1, 2003

Landlord:	Baxter Healthcare Corporation, a Delaware corporation

Tenant:	Pharmedium Healthcare Corporation, a Delaware corporation

Building:	911 North Davis Avenue, Cleveland, Mississippi 38732

Area of Building:	Approximately 800,000 sq. ft.

Property:	The Building, the land, the parking areas, the receiving and shipping docks, and all other improvements serving the Building or appurtenant thereto. The Building is depicted on Exhibit B attached hereto and made a part hereof.

Premises:	That portion of the Building (including a dedicated receiving dock) as depicted on Exhibit A attached hereto and made a part hereof, and having a common address of 913 North Davis Avenue, Cleveland, Mississippi 38732.

Rentable Area of the Premises:	Approximately 16,000 sq. ft. of office and production space as shown on Exhibit A (the “Main Plant”), and 1,800 sq. ft. of warehouse space as also shown on Exhibit A.

Term:	Twenty-eight (28) full calendar months (plus thirty (30) days in the month of August at the beginning of the Term), subject to extension as provided in Section 32.

Commencement Date:	August 2, 2003

Expiration Date:	December 31, 2005, subject to extension as provided in Section 32.

Base Rent:	$20.00 per sq. ft., annually for the Main Plant, subject to (i) a 5% escalation upon the first anniversary of the Commencement Date, and (ii) on each anniversary of the Commencement Date thereafter, an escalation based on the increase, if any, of the CPI (defined in Section 3.4 hereof) as published for the then most recent month over the CPI for the same month in the preceding year. No rent shall be due or payable with respect to the Warehouse.

Security Deposit:	2 months gross rent. (Not applicable to Pharmedium Healthcare Corporation or its affiliates.)

Landlord’s Address for Payment of Rent:	Baxter Healthcare Corporation 1425 Lake Cook Road, LCI-3E Deerfield, Illinois 60015 Attention: Judi Levato

Business Hours:	8:00 a.m.– 4:00 p.m.

Landlord’s Address for Notices:	Baxter Healthcare Corporation 911 North Davis Avenue Cleveland, Mississippi 38732 Attention: John Lindner, Director, Logistics

with a copy to:

Baxter Healthcare Corporation One Baxter Parkway Deerfield, Illinois 60015 Attention: Director of Real Estate

Tenant’s Address for Notices:	Pharmedium Healthcare Corporation c/o JVC Management, LLC 1059 Elm Ridge Drive Glencoe, Illinois 60022 Attention: David N. Jonas

with a copy to:

Neal, Gerber & Eisenberg 2 N. LaSalle Street Suite 2200 Chicago, Illinois 60602 Attention: Bruce A. Fox

Exhibits:
Exhibit A:	The Premises
Exhibit B:	The Building and the Property
Exhibit C:	Intentionally Omitted
Exhibit D:	Tenant’s Trade Fixtures and Personal Property
Exhibit E:	Construction Rider
Exhibit F:	Tenant’s Cafeteria
Exhibit G:	Parking Area

v

LEASE AGREEMENT

The Basic Lease Information set forth above is part of the Lease. In the event of any conflict between any provision in the Basic Lease Information and the Lease, the Lease shall control.

THIS LEASE is made as of the Lease Date set forth in the Basic Lease Information, by and between the Landlord identified in the Basic Lease Information (“Landlord”), and the Tenant identified in the Basic Lease Information (“Tenant”). Landlord and Tenant hereby agree as follows:

1. PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and subject to the conditions of this Lease, the Premises, as identified in the Basic Lease Information. The configuration and location of the Premises are shown on Exhibit A. Landlord and Tenant agree that the rentable area of the Premises for all purposes under this Lease shall be the Rentable Area specified in the Basic Lease Information.

2. TERM; POSSESSION. The term of this Lease (the “Term”) shall commence on the Commencement Date as described below and, unless sooner terminated, shall expire on the Expiration Date set forth in the Basic Lease Information (the “Expiration Date”). The “Commencement Date” shall be August 2, 2003. For purposes of administering this Lease, each twelve (12) month period following the Commencement Date and each anniversary thereof and any such lesser period of time following the final anniversary of the Commencement Date within the Term shall be referred to as a “Lease Year”.

3. RENT.

3.1 Basic Rent. Tenant agrees to pay to Landlord the Basic Rent set forth in the Basic Lease Information, without prior notice or demand, on the first day of each and every calendar month during the Term. Basic Rent for any partial month at the beginning of the Term shall be paid on the Commencement Date. Basic Rent for any partial month at the end of the Term shall be prorated based on the actual number of days in the month.

3.2 Additional Rent. All amounts, other than Basic Rent, which are due and payable under this Lease, including, without limitation, late charges, interest, payments for extraordinary increases in the cost of utilities, and the costs associated with Landlord’s assistance in providing Tenant with replacement parts and other services related to Tenant’s maintenance and repair obligations, shall be considered “Additional Rent” due under this Lease.

3.3 Payment of Rent. All amounts payable or reimbursable by Tenant under this Lease, including, without limitation, Additional Rent, shall constitute rent, shall sometimes be referred to, collectively, as “Rent” and shall be payable and recoverable in the manner provided in this Lease. Except as otherwise explicitly stated in this Lease, all sums payable to Landlord on demand under the terms of this Lease shall be payable within ten (10) days after written notice from Landlord of the amounts due. All Rent shall be paid without offset, recoupment or deduction in lawful money of the United States of America to Landlord at Landlord’s Address for Payment of Rent as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate. Provided, however, rent shall abate in the event of a complete shutdown of Tenant’s business operations caused by Landlord’s willful act or omission, such abatement of rent to be limited to the period of time corresponding with the shutdown.

3.4 Adjustments to Rent.

(a) First Year Escalation. On the first anniversary of the Commencement Date, Basic Rent shall increase by 5% to $21.00 per square foot. No Rent shall be due or payable with respect to the Warehouse.

(b) Cost of Living Adjustments. Basic Rent shall be adjusted on the second and each subsequent anniversary of the Commencement Date to reflect increases in the cost of living. The adjustment shall be calculated by multiplying the Basic Rent for the immediately preceding Lease Year (the “Prior Year”) by the percentage increase in the CPI (defined below), measured from the last month for which the CPI was published immediately before the commencement of the Prior Year to the same month in the Prior Year. The Basic Rent for each Lease Year after the second Lease Year shall be the Basic Rent for the Prior Year plus the increase calculated in accordance with the preceding sentence. In no event shall the Basic Rent following any such adjustment be less than the Basic Rent in effect immediately prior to such adjustment. As used herein, “CPI” shall mean the Revised Consumer Price Index for the Atlanta, GA Metropolitan Area for All Urban Wage Earners and Clerical Workers published by the Bureau of Labor Statistics of the United States Department of Labor, All Items (1982-84 = 100). If the manner in which the CPI is calculated shall be substantially revised or if the 1982-1984 average shall no longer be used, Landlord and Tenant shall select a means to adjust such revised Index which would produce results as equivalent, as practicable, to those which would have been obtained if the CPI had not been so revised. If the CPI shall become unavailable to the public because publication is discontinued or otherwise, Landlord and Tenant shall select a comparable substitute index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency, or, if no such index shall then be available, a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication. In the event that the U.S. Department of Labor, Bureau of Labor Statistics, changes the publication frequency of the CPI so that a CPI is not available to make an adjustment for the period in question, the adjustment shall be based on the percentage increase in the CPI for the twelve (12) month period beginning with the closest month preceding the period in question for which a CPI is available.

4. SECURITY DEPOSIT. This Section 4 shall not apply to Pharmedium Healthcare Corporation as the original tenant under this Lease, or to any affiliate of Pharmedium Healthcare Corporation (either, a “Pharmedium Party”), but shall apply to any subsequent party succeeding to the interests of a Pharmedium Party under this Lease. Upon the earlier of (i) the execution of any assignment of the tenant’s interest in this Lease to any party other than a Pharmedium Party, or (ii) the date on which any party other than a Pharmedium Party shall take possession of the Premises, Tenant shall deposit with Landlord the amount specified in the Basic Lease Information as the Security Deposit (the “Security Deposit”), as security for the performance of Tenant’s obligations under this Lease. Landlord may (but shall have no obligation to) use the Security Deposit or any portion thereof to cure any Event of Default under this Lease or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of Tenant’s obligations hereunder. In such event Tenant shall pay to Landlord on demand an amount sufficient to replenish the Security Deposit. If Tenant is not in default at the expiration or termination of this Lease, Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord and not applied as provided above. Landlord may commingle the Security Deposit with Landlord’s general and other funds. Landlord shall not be required to pay interest on the Security Deposit to Tenant. The provisions of this Section 4 do not in any way alter or expand any Tenant’s (including any Pharmedium Party) rights or obligations with respect to assignment of the Lease or subletting the Premises as otherwise provided in this Lease.

5. USE AND COMPLIANCE WITH LAWS. The Premises shall be used and occupied for manufacturing, laboratory, warehousing and office purposes. Tenant shall comply with all present and future rules, regulations, laws, permits, and licenses relating to Tenant’s use or occupancy of the Premises and Tenant’s activities conducted in the Premises, as may be promulgated by any local, state, regional, or federal authority (including any agency thereof such as, without limitation, the FDA, DEA, or EPA) which can establish jurisdiction over Tenant, the Premises, or Tenant’s activities therein (“Laws”). Tenant shall not do, bring, keep or sell anything in or about the Premises that is prohibited by, or that will cause a cancellation of or an increase in the existing premium for, any insurance policy covering the Property or any part thereof. Tenant shall not permit the Premises to be occupied or used in any manner that will constitute waste or a nuisance, or disturb the quiet enjoyment of other occupants in the Building. Tenant shall not, without the prior consent of Landlord, (i) bring onto the Property or into the Building or the Premises anything that may cause substantial noise, odor or vibration, overload the floors in the Premises or the Building or any of the heating, ventilating and air-conditioning, mechanical, elevator, plumbing, electrical, fire protection, life safety, security or other systems in the Building (“Building Systems”), or jeopardize the structural integrity of the Building or any part thereof; (ii) connect to the utility systems of the Building any apparatus, machinery or other equipment other than typical office, manufacturing or laboratory equipment; or (iii) connect to any electrical circuit in the Premises any equipment or other load with aggregate electrical power requirements in excess of the rated capacity of the circuit. Notwithstanding the foregoing, Tenant shall have the right to use and occupy the Premises for the conduct of an admixture compounding business substantially as such business was conducted by Landlord at the Premises during the twelve (12) month period immediately preceding the Commencement Date (the “Business”).

6. IMPROVEMENTS & ALTERATIONS.

6.1 Tenant, at its sole cost and expense, shall perform its obligations with respect to design and construction of any improvements to be constructed and installed in the Premises (the “Tenant Improvements”) as provided in the “Construction Rider” at Exhibit E attached hereto and incorporated herein. Landlord, at its sole cost and expense, shall perform its obligations with respect to design and construction of any improvements to be constructed and installed in the Premises (the “Landlord Improvements”) as provided in the Construction Rider at Exhibit E attached hereto and incorporated herein. Except for any Tenant Improvements to be constructed by Tenant as provided in the Construction Rider, Tenant shall not make any alterations, improvements or changes to the Premises (“Alterations”), without Landlord’s prior written consent, not to be unreasonably withheld; provided, however, Tenant shall have the right to make any Alterations to the Premises, without Landlord’s consent, if the same do not exceed a cost of $50,000.00 and do not constitute structural, building systems, or weight-bearing Alterations to the Premises. Any such Tenant Improvements or Alterations shall be completed by Tenant at Tenant’s sole cost and expense: (i) with due diligence, in a good and workmanlike manner; (ii) in compliance with plans and specifications reasonably approved by Landlord; (iii) in compliance with the construction rules and regulations promulgated by Landlord from time to time for the Building; (iv) in accordance with all applicable Laws (including all work, whether structural or non-structural, inside or outside the Premises, required to comply fully with all applicable Laws and necessitated by Tenant’s work); and (v) subject to all conditions which Landlord may reasonably impose. Such conditions may include requirements for Tenant to: (a) provide evidence of performance bonds or additional insurance (from Tenant or Tenant’s contractors, subcontractors or design professionals); (b) use contractors or subcontractors approved by Landlord; and (c) remove all or part of the Alterations prior to or upon expiration or termination of the Term, as approved by Landlord in writing, subject to Landlord’s repair obligations set forth in Section 7 below. If any work outside the Premises, or any work on or adjustment to any of the Building Systems, is required in connection with or as a direct result of Tenant’s work, such work shall be performed at Tenant’s expense by contractors approved by Landlord. Landlord’s right to review and approve (or withhold approval of) Tenant’s plans, drawings, specifications, contractors and other aspects of construction work proposed by Tenant with respect to Tenant Improvements or Alterations is intended solely to protect Landlord, the Property and Landlord’s interests. No approval or consent by Landlord shall be deemed or construed to be a representation or warranty by Landlord as to the adequacy, sufficiency, fitness or suitability thereof or compliance thereof with applicable Laws or other requirements. Except as otherwise provided in Landlord’s written consent for alterations or in the Construction Rider for Tenant Improvements, all Alterations, Tenant Improvements, and Landlord Improvements shall upon installation become part of the realty and be the property of Landlord.

6.2 Before making any Alterations, Tenant shall submit to Landlord for Landlord’s prior approval reasonably detailed final plans and specifications prepared by a licensed architect or engineer, a copy of the construction contract, including the name of the contractor and all subcontractors proposed by Tenant to make the Alterations and a copy of the contractor’s license. Tenant shall obtain all applicable permits, authorizations and governmental approvals and deliver copies of the same to Landlord before commencement of any Alterations.

6.3 Tenant shall keep the Premises and the Property free and clear of all liens arising out of any work performed, materials furnished or obligations incurred by Tenant when performing any work in or upon the Premises including Alterations and Tenant Improvements. If any such lien attaches to the Premises or the Property, and Tenant does not cause the same to be released by payment, bonding or otherwise within thirty (30) days after Tenant receives actual knowledge of the attachment thereof, then, Landlord shall have the right but not the obligation to cause the same to be released, and any sums reasonably expended by Landlord in connection therewith shall be payable by Tenant ten (10) days after written demand with interest thereon from the date which is the 11th day after Landlord’s notice at the Interest Rate (as defined in Section 16.2—Interest). Tenant shall give Landlord reasonable notice prior to the commencement of any Alterations and reasonably cooperate with Landlord in posting and maintaining notices of non-responsibility in connection therewith.

6.4 Subject to the provisions of Section 5—Use and Compliance with Laws and the foregoing provisions of this Section, Tenant may install and maintain furnishings, equipment, movable partitions, business equipment and other trade fixtures (“Trade Fixtures”) in the Premises. Tenant shall promptly repair any damage to the Premises or the Building caused by any installation or removal of such Trade Fixtures. Tenant’s Trade Fixtures and other personal property (“Personal Property”) as such items are set forth on Exhibit D attached hereto and incorporated herein shall be owned by Tenant and may be removed from the Premises by Tenant as appropriate for the conduct of Tenant’s business and as otherwise provided in this Lease.

7. MAINTENANCE AND REPAIRS.

7.1 Tenant has inspected the Premises prior to the Commencement Date, and Tenant hereby agrees that the Premises are in a good and tenantable condition and waives any claims of untenantability related thereto. During the Term, Tenant, at Tenant’s expense, shall repair, replace and maintain Tenant’s Trade Fixtures and Personal Property located in, upon or about the Premises and shall keep the Premises in reasonably good, clean, safe and orderly condition consistent with the condition of the Building as maintained by Landlord. In addition, Tenant shall make any repairs or replacements to the Premises, Alterations, Tenant Improvements, Landlord Improvements, and other fixtures in the Premises required or reasonably necessary to correct any damages or state of disrepair arising from the negligent or willful acts or omissions of Tenant or its agents, employees, contractors, licensees, assignees, sublessees, transferees or representatives (collectively, “Tenant’s Representatives”) or its guests, customers, invitees, or visitors (collectively, “Tenant’s Visitors”). Tenant shall not be responsible for any repairs set forth as Landlord’s obligation in Section 7.2 below or any repairs caused by the negligent or willful acts or omissions of Landlord or its agents, employees, contractors, licensees, assignees, sublessees, transferees or representatives (collectively, “Landlord’s Representatives”) or its guests, customers, invitees, or visitors (collectively, “Landlord’s Visitors”). Tenant shall be responsible for compliance with all Laws, including environmental and fire safety laws, applicable to the Premises.

7.2 Landlord shall maintain or cause to be maintained in reasonably good order, condition and repair, the structural portions of the Building, including without limitation the roof, foundations, floors, Building Systems and portions of the Building exterior to the Premises. In addition, Landlord shall make all general maintenance, repair and replacement of standard items in the Premises, including Tenant Improvements, Landlord Improvements, Alterations, and general fixtures, to the extent the aforementioned items do not include Tenant’s Personal Property or Trade Fixtures. Landlord shall have the right to inspect the condition of the Premises from time to time upon reasonable prior notice to Tenant; however, Landlord shall have no obligation to inspect the Premises. It shall be Tenant’s sole obligation to inform Landlord in writing of any defects or any repair, replacement and/or maintenance requirements (within Landlord’s responsibility) affecting any portion of the Premises (whether structural or general) that cannot or would not be reasonably detected by Landlord from areas exterior to the Premises, promptly after Tenant has become aware or should have become aware of such defect or the need for such repair, replacement or maintenance in or affecting the Premises. Notwithstanding the foregoing, Tenant shall reimburse Landlord’s reasonable costs and expenses to make any repairs to the Premises or the Property occasioned by or exacerbated by the negligent or willful acts or omissions of Tenant, Tenant’s Representatives, or Tenant’s Visitors. Landlord shall be responsible for compliance with all Laws, including environmental and fire safety laws, applicable to the Building or to the Property.

7.3 Landlord hereby reserves the right, at any time and from time to time, without liability to Tenant, and without constituting an eviction, constructive or otherwise, or entitling Tenant to any abatement of rent or to terminate this Lease or otherwise releasing Tenant from any of Tenant’s obligations under this Lease.

(a) To make alterations, additions, repairs, improvements to or in or to decrease the size of area of, all or any part of the Building, the fixtures and equipment therein, and the Building Systems, provided the same do not materially or adversely affect Tenant’s use or occupancy of the Premises (including such comprehensive repair and refurbishment work that might from time to time result in cessation of Services to the Building (including the Premises) for a reasonable period of time, provided Landlord has consulted with Tenant in advance of finalizing the date of such cessation of Services and such cessation of Services is not unduly burdensome on Tenant’s business operations);

(b) To change the Building’s name or street address;

(c) To install and maintain any and all signs on the exterior and interior of the Building;

(d) To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of any portion of the Building (including the Parking Area and any receiving/shipping docks, whether or not a part of or attached to the Premises, but excluding any other portions of the Premises), provided the same do not materially or adversely affect Tenant’s use or occupancy of the Premises; and

(e) If any governmental authority promulgates or revises any Law or imposes mandatory or voluntary controls or guidelines on Landlord or the Property relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions or reduction or management of traffic or parking on the Property (collectively “Controls”), to comply with such Controls, whether mandatory or voluntary, or make any alterations to the Property related thereto.

8. TENANT’S TAXES. “Tenant’s Taxes” shall mean (a) all taxes, assessments, license fees and other governmental charges or impositions levied or assessed against or with respect to Tenant’s Personal Property, Trade Fixtures, or any other personal property in the Premises, whether any such imposition is levied directly against Tenant or levied against Landlord or the Property, (b) all rental, excise, sales or transaction privilege taxes arising out of this Lease (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources) imposed by any taxing authority upon Landlord with respect to this Lease or the Premises or upon Landlord’s receipt of any rent payable by Tenant pursuant to the terms of this Lease (“Rental Tax”), and (c) any increase in taxes attributable to inclusion of a value placed on Tenant’s Personal Property, Trade Fixtures, Alterations or any other personal property belonging to Tenant or otherwise located on or used in connection with the Premises (excluding any personal property owned by Landlord). Tenant shall pay any Rental Tax to Landlord in addition to and at the same time as Basic Rent is payable under this Lease, and shall pay all other Tenant’s Taxes before delinquency (and, at Landlord’s written request, shall furnish Landlord satisfactory evidence thereof). If Landlord pays Tenant’s Taxes or any portion thereof as a result of Landlord being billed directly by the applicable taxing authority, Tenant shall reimburse Landlord within thirty (30) days after written demand for the amount of such payment. Tenant shall not be responsible for the payment of Landlord’s taxes attributable to transfers, capital stock, income, franchise, estate, gift or inheritance, nor shall Tenant be responsible for any interest or penalties on any taxes payable by Landlord unless due to Tenant’s failure to make timely payments in accordance with the terms hereof. Tenant shall have the right to contest any taxes which are assessed against the Premises, Tenant’s Personal Property, Trade Fixtures or Alterations in its own name or in the name of Landlord (provided Tenant shall pay the taxes or post a bond therefor), and shall be entitled to retain any refund received in connection therewith.

9. UTILITIES AND SERVICES.

9.1 Description of Services. Landlord shall furnish to the Premises: commercially reasonable amounts of heat, ventilation and air-conditioning (“HVAC”) during Business Hours on weekdays except public holidays (“Business Days”); commercially reasonable amounts of water, gas and electricity (said utilities and HVAC collectively referred to as the “Utilities”); receiving and delivery of materials other than Hazardous Materials; disposal of waste other than Hazardous Materials; waste water treatment; guard and security services external to the Premises; monitoring of security cameras positioned in the Premises during the first Lease Year, and janitorial services throughout the Premises, except in the ‘clean room’ (all such Utilities and other services hereinafter referred to as the “Services”). Landlord shall also provide to Tenant any additional Services, to the extent providing such Services is within Landlord’s commercially reasonable capabilities (which shall include providing HVAC on days other than Business Days and hours other than Business Hours), upon Tenant’s reasonable request (the “Additional Services”).

9.2 Payments for Extraordinary Increases in the Cost of Utilities. Upon execution of this Lease, Landlord shall deliver to Tenant evidence of the cost of Utilities attributable to the conduct of the Business in the Premises for the twelve (12) month period (the “Base Year”) immediately preceding the first Lease Year under the Lease. If the cost of providing Utilities to the Premises for any Lease Year shall exceed by five percent (5%) or more the cost of Utilities consumed in the Premises during the Base Year, then the amount of such excess (the “Incremental Utilities Cost”) shall be due from Tenant to Landlord as Additional Rent. Tenant shall pay any Incremental Utilities Cost for any given Lease Year to Landlord within thirty (30) days of receipt from Landlord of a written statement clearly identifying the calculation of the Incremental Utilities Cost and attaching the applicable invoices thereto.

9.3 Payments for Extraordinary Increases in the Cost of Real Estate Taxes. Upon execution of this Lease or as soon as such information has been delivered to Landlord (after Landlord’s reasonable inquiry) from the relevant taxing authorities, Landlord shall deliver to Tenant a copy of real estate tax bills or other reliable information, indicating the amount of the Real Estate Taxes (as defined below) which are attributable to the Premises, as determined on a proportionate basis by reference to the square footage of the Premises as compared to the Building, for the Base Year. If the Real Estate Taxes payable by Landlord with respect to the Premises for any Lease Year shall exceed by five percent (5%) or more the amount of Real Estate Taxes related to the Premises for the Base Year (excluding increases in Real Estate Taxes to the extent that are attributable to improvements upon the Property which do not benefit the Premises), then the amount of such excess (the “Incremental Real Estate Taxes”) shall be due from Tenant to Landlord as Additional Rent. Tenant shall pay any Incremental Real

Estate Taxes for any given Lease Year to Landlord within thirty (30) days of receipt from Landlord of a written statement clearly identifying the calculation thereof and attaching the applicable real estate tax bills thereto. As used herein, the term “Real Estate Taxes” shall refer to all real estate taxes, assessments (whether general or special), sewer rents, rates and charges, transit taxes, taxes based upon the receipt of rent, and any other federal, state, local, or other governmental or taxing authority, whether general, special, ordinary or extraordinary, which may now or hereafter be levied, assessed or imposed against, or in connection with the ownership of the Property or leasing or operation of the Premises. Real Estate Taxes shall not include income taxes, interest or penalties for late payment of taxes of any kind, estate, succession or inheritance taxes, excess profit taxes, transfer taxes imposed upon the transfer of Landlord’s interest in the Property, any taxes imposed upon or measured by Landlord’s income or profits and Tenant’s Taxes.

9.4 Interruption of Services. In the event of an interruption in or failure or inability to provide any Services (excluding Additional Services) to the Premises or Building for any reason other than Landlord’s failure to pay any bill therefor (a “Service Failure”), such Service Failure shall not, regardless of its duration, impose upon Landlord any liability whatsoever, constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease. In the event of a Service Failure which is due to Landlord’s failure to pay any bills therefor, Rent shall abate until such Services are resumed in the Premises

10. EXCULPATION AND INDEMNIFICATION.

10.1 Landlord’s Indemnification of Tenant. Landlord shall indemnify, protect, defend and hold Tenant and Tenant’s Representatives harmless from and against any claims, actions, liabilities, damages, costs or expenses, including reasonable attorneys’ fees and costs incurred in defending against the same (“Claims”) asserted by any third party against Tenant for loss, injury or damage, to the extent such loss, injury or damage is caused by (i) the negligence or willful misconduct of Landlord, Landlord’s Representatives, or Landlord’s Visitors, (ii) Landlord’s breach of this Lease, (iii) any construction or other work undertaken by Landlord on the Property, (iv) any loss, injury or damage to third persons, caused by Landlord, occurring in or about the Property (but not in the Premises) during the Term, excepting only Claims described in this clause (iv) to the extent they are caused by the willful misconduct or negligent acts or omissions of Tenant or Tenant’s Representatives and Tenant’s Visitors,

10.2 Tenant’s Indemnification of Landlord. Tenant shall indemnify, protect, defend and hold Landlord and Landlord’s Representatives harmless from and against any Claims arising from (a) the acts or omissions of Tenant or Tenant’s Representatives or Tenant’s Visitors in or about the Property, or (b) any construction or other work undertaken by Tenant on the Premises (including any design defects), or (c) any breach or default under this Lease by Tenant, or (d) any services provided by Landlord (including, without limitation, waste water treatment services and all other services set forth in Section 9 of this Lease), or (e) any loss, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Premises during the Term, excepting only Claims described in clause (d) and this clause (e) to the extent they are caused by the breach of this Lease by Landlord, or the willful misconduct or negligent acts or omissions of Landlord or Landlord’s Representatives and Landlord’s Visitors.

10.3 Damage to Tenant or Tenant’s Property. Landlord shall not be liable to Tenant for any loss, injury or other damage to Tenant or to Tenant’s property in or about the Premises or the Property from any cause (including defects in the Property or in any equipment in the Property; fire, explosion or other casualty; bursting, rupture, leakage or overflow of any plumbing or other pipes or lines, sprinklers, tanks, drains, drinking fountains or washstands in, above, or about the Premises or the Property; or acts of other occupants in or upon the Property), except to the extent caused by Landlord’s breach of this Lease or Landlord’s willful or negligent acts or omissions. Tenant hereby waives all claims against Landlord for any such loss, injury or damage and the cost and expense of defending against claims relating thereto, except to the extent of any loss, injury or damage caused by Landlord’s negligence (active or passive), willful misconduct or breach of this Lease. Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord be liable to Tenant for any punitive or consequential damages or damages for loss of business by Tenant.

10.4 Survival. The obligations of the parties under this Section 10 shall survive the expiration or termination of this Lease.

11. INSURANCE.

11.1 Tenant’s Insurance.

(a) Liability Insurance. Tenant shall maintain in full force throughout the Term, commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than Two Million Dollars ($2,000,000.00) each occurrence for bodily injury and property damage combined, Two Million Dollars ($2,000,000.00) annual general aggregate, and Two Million Dollars ($2,000,000.00) products and completed operations annual aggregate. Tenant’s liability insurance policy or policies shall: (i) include premises and operations liability coverage, products and completed operations liability coverage, broad form property damage coverage including completed operations, blanket contractual liability coverage including, to the maximum extent possible, coverage for the indemnification obligations of Tenant under this Lease, and personal and advertising injury coverage; (ii) provide that the insurance company has the duty to defend all insureds under the policy; (iii) provide that defense costs are paid in addition to and do not deplete any of the policy limits; (iv) cover liabilities arising out of or incurred in connection with Tenant’s use or occupancy of the Premises or the Property; (v) extend coverage to cover liability for the actions of Tenant’s Representatives and Visitors; and (vi) designate separate limits for the Property. Each policy of liability insurance required by this Section shall: (1) contain a cross liability endorsement or separation of insureds clause; (2) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; (3) provide that it is primary to and not contributing with, any policy of insurance carried by Landlord covering the same loss; (4) provide that any failure to comply with the reporting provisions by Tenant shall not affect coverage provided to Landlord, or any parent, subsidiary, or other entity controlled by or under common control with Landlord (its “Affiliates”), property managers and mortgagees; and (5) name Landlord, its Affiliates, any property manager, and such other parties in interest as Landlord may from time to time reasonably designate to Tenant in writing, as additional insureds. Such additional insureds shall be provided at least the same extent of coverage as is provided to Tenant under such policies with respect to liability arising out of the ownership, maintenance or use of the Premises. All endorsements effecting such additional insured status shall be at least as broad as additional insured endorsement form number CG 20 11 11 85 or CG 20 11 11 01 96 promulgated by the Insurance Services Office.

(b) Property Insurance. Tenant shall at all times maintain in effect with respect to any Alterations, Tenant’s Trade Fixtures, Personal Property, or any other personal property located on the Premises commercial property insurance providing coverage, on an “all risk” or “special form” basis, in an amount equal to full replacement cost of the covered property. Tenant may carry such insurance under a blanket policy, provided that such policy provides coverage equivalent to a separate policy. During the Term, the proceeds from any such policies of insurance shall be used for the repair or replacement of the Alterations, Trade Fixtures, Personal Property, or any other personal property so insured. Landlord shall be provided coverage under such insurance to the extent of its insurable interest and, if requested by Landlord, both Landlord and Tenant shall sign all documents reasonably necessary or proper in connection with the settlement of any claim or loss with respect to Landlord’s insurable interest under such insurance. Landlord will have no obligation to carry insurance on any Alterations or on Tenant’s Trade Fixtures, Personal Property, or any other personal property.

(c) Requirements For All Policies. Each policy of insurance required under this Section 11.1 shall: (i) be in a form, and written by an insurer, reasonably acceptable to Landlord, (ii) be maintained at Tenant’s sole cost and expense, and (iii) require at least thirty (30) days’ written notice to Landlord prior to any cancellation, nonrenewal or modification of insurance coverage. Insurance companies issuing such policies shall have rating classifications of “A” or better and financial size category ratings of “VII” or better according to the latest edition of the A.M. Best Key Rating Guide. All insurance companies issuing such policies shall be admitted carriers licensed to do business in the state where the Property is located. Any deductible amount under such insurance shall not exceed $5,000. Tenant shall provide to Landlord, upon request, evidence that the insurance required to be carried by Tenant pursuant to this Section, including any endorsement effecting the additional insured status, is in full force and effect and that premiums therefor have been paid.

(d) Certificates of Insurance. Prior to occupancy of the Premises by Tenant, and not less than thirty (30) days prior to expiration of any policy thereafter, Tenant shall furnish to Landlord a certificate of insurance reflecting that the insurance required by this Section is in force, accompanied by an endorsement showing the required additional insureds satisfactory to Landlord in substance and form. Notwithstanding the requirements of this paragraph, Tenant shall at Landlord’s request provide to Landlord a certificate of insurance evidencing each insurance policy required to be in force at any time pursuant to the requirements of this Lease or its Exhibits.

11.2 Landlord’s Insurance. During the Term, Landlord shall, at its option, maintain self-insurance reserves or commercial insurance on the Building, the Landlord Improvements (within or attached to the Premises), and the Tenant Improvements in an amount equal to at least 100% of the replacement cost thereof, excluding land, foundations, footings and underground installations. Landlord shall not be obligated to, carry insurance against additional perils and/or in greater amounts. Landlord shall have no obligation to insure any Alterations, Trade Fixtures, Personal Property or other personal property or contents located on or used in connection with the Premises. This obligation may be satisfied by self-insurance.

11.3 Mutual Waiver of Right of Recovery & Waiver of Subrogation. Landlord and Tenant each hereby waive any right of recovery against each other and the partners, managers, members, shareholders, officers, directors and authorized representatives of each other for any loss or damage that is covered by any policy of property insurance maintained by either party (or required by this Lease to be maintained) with respect to the Premises or the Property or any operation therein, regardless of cause, including negligence (active or passive) of the party benefiting from the waiver. If any such policy of insurance relating to this Lease or to the Premises or the Property does not permit the foregoing waiver or if the coverage under any such policy would be invalidated as a result of such waiver, the party maintaining such policy shall obtain from the insurer under such policy a waiver of all right of recovery by way of subrogation against either party in connection with any claim, loss or damage covered by such policy.

12. DAMAGE OR DESTRUCTION.

12.1 Landlord’s Duty to Repair.

(a) If any portion of the Premises or all or a substantial part of the Building are rendered untenantable or inaccessible by damage to all or any part of the Property from fire or other casualty, then, unless either party is entitled to and elects to terminate this Lease pursuant to Section 12.2—Landlord’s Right to Terminate, Landlord shall, at its expense, use reasonable efforts to diligently repair and restore the Premises and/or the Property, as the case may be, to substantially their former condition to the extent permitted by then applicable Laws; provided, however, that in no event shall Landlord have any obligation for any of Tenant’s Personal Property, Trade Fixtures, Alterations, or other personal property, unless such damage is due to the negligence or willful misconduct of Landlord or Landlord’s Representatives and Visitors.

(b) If Landlord is required or elects to repair damage to the Premises and/or the Property, this Lease shall continue in effect, but Tenant’s Basic Rent shall be abated with regard to any portion of the Premises that Tenant is prevented from using by reason of such damage or its repair from the date of the casualty until substantial completion of Landlord’s repair of the affected portion of the Premises to the mutual and reasonable satisfaction of Landlord and Tenant and as required under this Lease. Except as provided in Section 12(a) above, Landlord shall not be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty or by reason of any repairs to any part of the Property necessitated by such casualty.

12.2 Landlord and Tenant’s Right to Terminate. Either Landlord or Tenant may elect to terminate this Lease following damage by fire or other casualty under the following circumstances:

(a) If, in the reasonable judgment of the party seeking to terminate this Lease, the Premises or the Building cannot be substantially repaired and restored under applicable Laws within 180 days from the date of the casualty;

(b) If the Building is damaged or destroyed to the extent that, in the reasonable judgment of Landlord, the cost to repair and restore the Building would exceed twenty-five percent (25%) of the full replacement cost of the Building, whether or not the Premises are at all damaged or destroyed; or

(c) If the fire or other casualty occurs during the last year of the Term.

(d) If any of the circumstances described in subparagraphs (a), (b), or (c) of this Section 12.2 occur or arise, either party may give written notice within ninety (90) days after the date of the casualty, specifying that such party elects to terminate this Lease as provided above. If no such notice is given, this Lease shall continue in full force and effect.

13. CONDEMNATION.

13.1 Definitions.

(a) “Award” shall mean all compensation, sums, or anything of value awarded, paid or received on a total or partial Condemnation.

(b) “Condemnation” shall mean (i) a permanent taking (or a temporary taking for a period extending beyond the end of the Term) pursuant to the exercise of the power of condemnation or eminent domain by any public or quasi-public authority, private corporation or individual having such power (“Condemnor”), whether by legal proceedings or otherwise, or (ii) a voluntary sale or transfer by Landlord to any such authority, either under threat of condemnation or while legal proceedings for condemnation are pending.

(c) “Date of Condemnation” shall mean the earlier of the date that title to the property taken is vested in the Condemnor or the date the Condemnor has the right to possession of the property being condemned.

13.2 Effect on Lease.

(a) If the Premises are totally taken by Condemnation, this Lease shall terminate as of the Date of Condemnation. If a portion but not all of the Premises is taken by Condemnation, this Lease shall remain in effect; provided, however, that if the portion of the Premises remaining after the Condemnation will be unsuitable for Tenant’s continued use, then upon notice to Landlord within thirty (30) days after Landlord notifies Tenant of the Condemnation, Tenant may terminate this Lease effective as of the Date of Condemnation.

(b) If twenty-five percent (25%) or more of the Property is taken by Condemnation, or if as a result of any Condemnation the Premises is no longer reasonably suitable for Tenant’s use as described in Section 5 herein, whether or not any portion of the Premises is taken, then Landlord or Tenant may elect to terminate this Lease, effective as of the Date of Condemnation, by notice to the other party within thirty (30) days after the Date of Condemnation.

13.3 Restoration. If this Lease is not terminated as provided in Section 13.2—Effect on Lease, Landlord, at its expense, shall diligently proceed to repair and restore the Premises to substantially its former condition (to the extent permitted by then applicable Laws) and/or repair and restore the Building to an architecturally complete office and industrial building; provided, however, that Landlord’s obligations to so repair and restore shall be limited to the amount of any Award received by Landlord and not required to be paid to any lender or mortgage. In no event shall Landlord have any obligation to repair or replace any improvements in the Premises beyond the amount of any Award received by Landlord for such repair or to repair or replace any of Tenant’s Personal Property, Trade Fixtures, Alterations, or other personal property.

13.4 Abatement and Reduction of Rent. If any portion of the Premises is taken in a Condemnation or is rendered permanently untenantable by repairs necessitated by the Condemnation, and this Lease is not terminated, the Basic Rent and Additional Rent payable under this Lease shall be proportionally reduced as of the Date of Condemnation based upon the percentage of rentable square feet in the Premises so taken or rendered permanently untenantable. In addition, if this Lease remains in effect following a Condemnation and Landlord proceeds to repair and restore the Premises, the Basic Rent and Additional Rent payable under this Lease shall be abated during the period of such repair or restoration to the extent such repairs prevent Tenant’s use of the Premises.

13.5 Awards. Any Award made shall be paid to Landlord, and Tenant hereby assigns to Landlord, and waives all interest in or claim to, any such Award, including any claim for the value of the unexpired Term; provided, however, that Tenant shall be entitled to receive, or to prosecute a separate claim for, an Award for a temporary taking of the Premises or a portion thereof by a Condemnor where this Lease is not terminated (to the extent such Award relates to the unexpired Term), or an Award or portion thereof separately designated for relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s Personal Property, Trade Fixtures, Alterations or other personal property.

13.6 Waiver. Landlord and Tenant each hereby waive the provisions of any applicable existing or future Law allowing either party to petition for a termination of this Lease upon a partial taking of the Premises and/or the Property.

14. ASSIGNMENT AND SUBLETTING.

14.1 Prohibition on Transfers. Except as set forth in Section 14.4 below, Tenant shall not assign this Lease or any interest herein, or sublet or license or permit the use or occupancy of the Premises or any part thereof by or for the benefit of anyone other than Tenant, or in any other manner transfer all or any part of Tenant’s interest under this Lease (each and all a “Transfer”), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion. If Tenant is a business entity, any direct or indirect transfer of fifty percent (50%) or more of the ownership interest of the entity (whether in a single transaction or in the aggregate through more than one transaction) shall be deemed a Transfer. Notwithstanding any provision in this Lease to the contrary, Tenant shall not mortgage, pledge, hypothecate or otherwise encumber this Lease or all or any part of Tenant’s interest under this Lease.

14.2 No Release Of Tenant. No consent by Landlord to any Transfer shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent, assignment, subletting or other Transfer. Each transferee shall be jointly and severally liable with Tenant (and Tenant shall be jointly and severally liable with each transferee) for the payment of rent (or, in the case of a sublease, rent in the amount set forth in the sublease) and for the performance of all other terms and provisions of this Lease. The consent by Landlord to any Transfer shall not relieve Tenant or any such transferee from the obligation to obtain Landlord’s express prior written consent to any subsequent Transfer by Tenant or any transferee. The acceptance of rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.

14.3 Effectiveness of Transfer. Prior to the date on which any permitted Transfer (whether or not requiring Landlord’s consent) becomes effective, Tenant shall deliver to Landlord a counterpart of the fully executed Transfer document and Landlord’s approved form of consent to assignment or consent to sublease, which shall be reasonable and which Landlord shall provide to Tenant upon request, executed by Tenant and the transferee in which each of Tenant and the transferee confirms its obligations pursuant to this Lease. Failure or refusal of a transferee to execute any such instrument shall not release or discharge the transferee from liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases.

14.4 Permitted Assignments. Notwithstanding the foregoing, Tenant may assign all (but not less than all) of its rights and obligations under this Lease without the consent of Landlord to any person or entity who shall purchase substantially all of the assets of Tenant or all of the ownership interest in Tenant; provided that any such assignee shall expressly assume in writing all of the obligations of Tenant hereunder, provided further that Tenant shall remain liable for all such obligations after any such assignment; and provided further that no such assignment shall be to a Prohibited Person. For purposes of this Section 14.8, “Prohibited
Person(s)” shall mean (i) Abbott Laboratories, BAXA, B Braun, Becton Dickinson, Fresenius, Cardinal Health, together with any person or entity that shall succeed to a substantial portion of any such aforementioned business organization, person or entity, or (ii) any person or entity which employs or proposes to employ a workforce within North America represented by a labor organization. Tenant may, nonetheless, seek Landlord’s consent to assign the Lease to a Prohibited Person, which consent Landlord may withhold or grant in its sole and absolute discretion. If Landlord should withhold its consent, then Tenant shall have the right to terminate this Lease upon forty-five (45) days written notice to Landlord.

15.	DEFAULT AND REMEDIES.

15.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

(a) Tenant fails to make any payment of Rent or any other amount due under the Lease when such Rent or other amount is due, if payment in full of such Rent or other amount is not received by Landlord within ten (10) days after written notice that it is due.

(b) Tenant abandons the Premises.

(c) Tenant fails timely to deliver any subordination document, estoppel certificate or financial statement requested by Landlord within the applicable time period specified in Sections 20—Encumbrances and 21—Estoppel Certificates and Financial Statements below.

(d) Tenant violates the restrictions on Transfer set forth in Section 14—Assignment and Subletting and fails to cure the same within twenty days after written notice thereof from Landlord.

(e) Tenant ceases doing business as a going concern; makes an assignment for the benefit of creditors; is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights; all or substantially all of Tenant’s assets are subject to judicial seizure or attachment and are not released within 30 days, or Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets.

(f) Tenant fails, within ninety (90) days after the commencement of any proceedings against Tenant seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights, to have such proceedings dismissed, or Tenant fails, within ninety (90) days after an appointment, without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated.

(g) Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (f) above, and does not fully cure such failure within fifteen (15) days after notice to Tenant or, if such failure is curable but cannot be cured within such fifteen (15)-day period, Tenant fails within such fifteen (15)-day period to commence, and thereafter diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible but in all events within ninety (90) days of such notice.

15.2 Remedies for Monetary Default. Upon the occurrence of a monetary Event of Default as set forth in subsection 15.1(a), Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

(a) Landlord may terminate this Lease and Tenant’s right to possession of the Premises, and repossess the Premises by detainer suit, summary proceedings or other lawful means, and recover from Tenant as damages an amount of money equal to the sum of: (a) any unpaid Rent as of the termination date including interest at the Interest Rate, (b) any unpaid Rent which would have accrued after the termination date through the time of award including interest at the Interest Rate, (c) the present value of any unpaid Rent which would have accrued after the time of award during the balance of the Term, less the present value of the fair market rental value of the Premises for such period, after deduction from such fair market rental value of the Premises of Costs of Reletting for such balance of the Term (such net amount not to be less than zero in any event, it being the intention of the parties that Landlord shall have no obligation to pay to Tenant or to offset against other sums Tenant, owes to Landlord the excess, if any, of the present value of fair market rental value over the present value of said unpaid Rent), and (d) any other amounts necessary to compensate Landlord for all damages caused by Tenant’s failure to perform its obligations under this Lease. For purposes of computing the amount of Rent herein that would have accrued after the time of award, tenant’s share of taxes and operating costs shall be projected based upon the average rate of increase, if any, in such items from the Commencement Date through the time of award. Fair market rental value, Costs of Reletting and the aforesaid projection of tenant’s share of taxes and operating costs shall be determined as reasonably estimated by Landlord. Present value shall be computed on the basis of a discount rate equal to the then current yield on United States Treasury obligations having a maturity approximately equal to the residue of the Term as determined by Landlord.

(b) Landlord may terminate Tenant’s right of possession and repossess the Premises by detainer suit, summary proceedings or other lawful means, without terminating this Lease (and if applicable Law permits, and Landlord shall not have expressly terminated the Lease in writing, any termination shall be deemed a termination of Tenant’s right of possession only), in which event Landlord may, but shall not be obligated to (except to the extent Landlord is so obligated by Law notwithstanding this clause), relet all or any part of the Premises, for such rent and upon such terms as shall be satisfactory to Landlord (including the right to relet the Premises for a term greater or lesser than that remaining under the Term of this Lease and the right to relet the Premises as a part of a larger area and the right to change the character or use made of the Premises). For the purpose of such reletting, Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary or convenient. In such event, Landlord may recover from Tenant the sum of: (a) any unpaid Rent as of the date possession is terminated, including interest at the Interest Rate, (b) any unpaid Rent which accrues during the Term from the date possession is terminated through the time of award (or which may have accrued from the time of any earlier award or awards obtained by Landlord through the time of the subsequent award or awards), including interest at the Interest Rate, less any Net Re-Letting Proceeds received by Landlord during such period, (c) all Rent from time to time which accrues from and after the date of the award and less any Net Re-Letting Proceeds received by Landlord during such period, (d) any Unamortized Leasehold Improvement Costs, and (e) any other amounts necessary to compensate Landlord for all damages caused by Tenant’s failure to perform its obligations under this Lease. Landlord may bring suits for such amounts or portions thereof, at any time or times as the same accrue or after the same have accrued, and no suit or recovery of any portion due hereunder shall be deemed a waiver of Landlord’s right to collect all amounts to which Landlord is entitled hereunder, nor shall the same serve as any defense to any subsequent suit brought for any amount not theretofore reduced to judgment.

Without limiting the generality of the introduction sentence of this Section 15.2, an election by Landlord to terminate Tenant’s right to possession of all or any part of the Premises or exercise any one or more of its other rights and remedies, without terminating the Lease, shall not preclude a subsequent election by Landlord to terminate the Lease.

“Net Re-Letting Proceeds” shall mean the total amount of rent and other consideration paid by any Replacement Tenants, less all Costs of Re-Letting, during a given period of time. “Costs of Re-Letting” shall include without limitation, all reasonable costs and expenses incurred by Landlord for any repairs, maintenance, changes, alterations and improvements to the Premises, brokerage commissions, advertising costs, attorneys’ fees, any customary free rent periods or credits, tenant improvement allowances, take-over lease obligations and other customary, necessary or appropriate economic incentives required to enter leases with Replacement Tenants, and costs of collecting rent from Replacement Tenants. “Replacement Tenants” shall mean any person(s) or entity to whom Landlord relets the Premises or any portion thereof pursuant to this Section. “Unamortized Leasehold Improvement Costs” shall mean the sum of (i) the amount of any allowance or credit given by Landlord to Tenant for the initial improvement of the Premises, (ii) the cost to Landlord of purchasing, fabricating, and installing all improvements that were installed on the Premises by Landlord pursuant to this Lease prior to or after the beginning of the Term, and (iii) interest thereon at the Interest Rate for the Term, and multiplying such total by a fraction, the numerator of which is the number of months of the Term not yet elapsed on the date the Term is terminated or Tenant’s right to possession is terminated, as the case may be, and the denominator of which is the total number of months of the portion of the Term (excluding any renewal terms) during which Rent is payable.

(c) Landlord may cure the Event of Default at Tenant’s expense. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant.

(d) Landlord may remove all Tenant’s property from the Premises, and such property may be stored by Landlord in a public warehouse or elsewhere at the sole cost and for the account of Tenant. If Landlord does not elect to store any or all of Tenant’s property left in the Premises, Landlord may consider such property to be abandoned by Tenant, and Landlord may thereupon dispose of such property in any manner deemed appropriate by Landlord. Any proceeds realized by Landlord on the disposal of any such property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations to Landlord under this Lease, and any balance remaining after satisfaction of all obligations of Tenant under this Lease shall be delivered to Tenant.

15.3 Remedies for Non-Monetary Default. Upon the occurrence of a non-monetary Event of Default as set forth in subsections 15.1(b)-(g) above, Landlord shall have the remedies set forth below (which shall be exclusive to such non-monetary Events of Default):

(a) Landlord may, but shall have no obligation to, cure such Event of Default on Tenant’s behalf and Tenant shall become solely responsible for and liable to Landlord for all costs expended by Landlord to cure such Event of Default and shall remit such amount to Landlord within thirty (30) days after receipt of Landlord’s written invoice therefor. Tenant’s failure to remit such amount shall then constitute an Event of Default under subsection 15.1(a) above. Whether or not Landlord attempts to cure or successfully cures any Event of Default on the part of Tenant, Landlord may at any time pursue the remedies set forth in subsection (b) below, and all amounts expended in any attempt to cure such Event of Default shall constitute “actual damages” as referenced in subsection (b) below.

(b) Landlord may terminate this Lease and Tenant’s right to possession of the Premises, and repossess the Premises by detainer suit, summary proceedings or other lawful means, and/or recover from Tenant actual damages (which shall not include future rent) incurred by Landlord as a result of Tenant’s non-monetary Event of Default.

16. LATE CHARGE AND INTEREST.

16.1 Late Charge. If any payment of Rent is not received by Landlord after the expiration of the applicable notice and cure period provided herein, Tenant shall pay to Landlord on demand as a late charge an additional amount equal to five percent (5%) of the overdue payment. A late charge shall not be imposed more than once on any particular installment not paid when due, but imposition of a late charge on any payment not made when due does not eliminate or supersede late charges imposed on other (prior) payments not made when due or preclude imposition of a late charge on other installments or payments not made when due.

16.2 Interest. In addition to the late charges referred to above, which are intended to defray Landlord’s costs resulting from late payments, any payment from Tenant to Landlord not paid after the expiration of the applicable notice and cure period provided herein (excluding any Late Charge, which shall not be subject to Interest) shall at Landlord’s option bear interest from the date due until paid to Landlord by Tenant at the rate of one and one-half percent (1.5%) per month or the maximum lawful rate that Landlord may charge to Tenant under applicable laws, whichever is less (the “Interest Rate”). Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant’s default with respect to the overdue sum or prevent Landlord from exercising any of its other rights and remedies under this Lease.

17. WAIVER. No provisions of this Lease shall be deemed waived by Landlord unless such waiver is in a writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of Rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or payment or in any letter or document accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

18. ENTRY INSPECTION AND CLOSURE. Upon reasonable prior written notice to Tenant (with Landlord’s good faith efforts to give 48 hours notice, but without Landlord’s requirement of notice in the event of emergencies), Landlord and its authorized representatives may enter the Premises at all reasonable times to: (a) determine whether the Premises are in good condition in accordance with the terms of this Lease, (b) determine whether Tenant is complying with its obligations under this Lease, (c) perform any maintenance or repair of the Premises or the Building that Landlord has the right or obligation to perform under the terms hereof, or (d) do any other act or thing reasonably and legally necessary for the safety or preservation of the Premises, the Building, or the Property. When reasonably necessary Landlord may temporarily close entrances, doors, corridors, or other facilities in the Building without liability to Tenant by reason of such closure. Landlord shall conduct its activities under this Section in a reasonable manner, taking into account the costs to Landlord and the extent of the inconvenience to Tenant. In no event shall Tenant be entitled to an abatement of Rent on account of any entry by Landlord on the Premises in accordance with this Section, and Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant or other persons arising out of Landlord’s entry on the Premises in accordance with this Section. No action by Landlord pursuant to this paragraph shall constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease.

19. SURRENDER AND HOLDING OVER.

19.1 Surrender. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises and all Landlord Improvements and Tenant Improvements (including, without limitation, all telephone and other cabling installed in the Building by Tenant) and Alterations to Landlord broom-clean and in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease Tenant shall remove from the Premises all Tenant’s Personal Property and any Trade Fixtures and all Alterations that Landlord has elected to require

Tenant to remove as provided in Section 6.1—Improvements & Alterations, and repair any damage caused by such removal. If such removal is not completed before the expiration or termination of the Term, Landlord shall have the right (but no obligation) to remove the same, and Tenant shall pay Landlord on demand for all costs of removal and storage thereof. Landlord shall also have the right to retain or dispose of all or any portion of such property if Tenant does not pay all such costs and retrieve the property within ten (10) days after written notice from Landlord (in which event title to all such property described in Landlord’s notice shall be transferred to and vest in Landlord). Tenant waives all Claims against Landlord for any damage or loss to Tenant resulting from Landlord’s removal, storage, retention, or disposition of any such property. Upon expiration or termination of this Lease or of Tenant’s possession, whichever is earliest, Tenant shall surrender all keys to the Premises or any other part of the Building and shall deliver to Landlord all keys for or make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.

19.2 Holding Over. If Tenant (directly or through any transferee or other successor-in-interest of Tenant) remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s continued possession shall be on the basis of a tenancy at the sufferance of Landlord. In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease, except that the monthly Basic Rent during Tenant’s holding over shall be one hundred fifty percent (150%) of the Basic Rent payable in the last full month prior to the expiration or termination. Acceptance by Landlord of rent after such expiration or termination shall not constitute a renewal or extension of this Lease; and nothing contained in this provision shall be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law. No act or omission by Landlord, other than its specific written consent, shall constitute permission for Tenant to continue in possession of the Premises, and if such consent is given or by a court judgment declared to have been given, Landlord may terminate Tenant’s holdover tenancy at any time upon thirty (30) days written notice.

20. SUBORDINATION. This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Property or any interest of Landlord therein which is now existing or hereafter executed or recorded (“Encumbrance”); provided, however, that such subordination shall only be effective, as to future Encumbrances, if the holder of the Encumbrance agrees that this Lease shall survive the termination of the Encumbrance by lapse of time, foreclosure or otherwise so long as Tenant is not in default under this Lease and provided the holder provides Tenant with a non-disturbance agreement reasonably satisfactory to Tenant. Provided the conditions of the preceding sentence are satisfied, Tenant shall execute and deliver to Landlord, within fifteen (15) days after written request therefor by Landlord and in a form reasonably requested by Landlord, any additional documents evidencing the subordination of this Lease with respect to any such Encumbrance and a nondisturbance agreement of the holder of any such Encumbrance

(including, without limitation, any judicial foreclosure or foreclosure by a power of sale in a deed of trust) in a form reasonably acceptable to Tenant. If the interest of Landlord in the Property is transferred pursuant to or in lieu of proceedings for enforcement of any Encumbrance, Tenant shall, at the request of the new owner, immediately attorn to and become the tenant of the new owner as if this Lease had not terminated, and this Lease shall continue in full force and effect as a direct lease between the transferee and Tenant on the terms and conditions set forth in this Lease and, at such new owner’s request, shall execute a new lease confirming the lease terms of this Lease. In furtherance of the foregoing, any such successor to the Landlord shall not be liable for any offsets, defenses, claims, counterclaims, liabilities or obligations of the “landlord” under the Lease accruing prior to the date that such new owner exercises its rights pursuant to the preceding sentence.

21. ESTOPPEL CERTIFICATES. Within fifteen (15) days after written request therefor, Tenant shall execute and deliver to Landlord, in a form provided by or reasonably satisfactory to Landlord, a certificate stating that this Lease is in full force and effect, describing any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Encumbrance and stating any other information Landlord may reasonably request, including the Term, the monthly Basic Rent, the date to which Rent has been paid, the amount of any security deposit or prepaid rent, whether either party hereto is in default under the terms of the Lease, and whether Landlord has completed its construction obligations hereunder (if any). Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Property shall be entitled to rely upon any such certificate. If Tenant fails to deliver any such certificate which is factually accurate within ten (10) days after Landlord’s second written request therefor, Tenant shall be liable to Landlord for any damages incurred by Landlord including any profits or other benefits from any financing of the Property or any interest therein which are lost or made unavailable as a result, directly or indirectly, of Tenant’s failure or refusal to timely execute or deliver such estoppel certificate.

22. NOTICES. Any notice, demand, request, consent or approval that either party desires or is required to give to the other party under this Lease shall be in writing and shall be served personally or delivered by a nationally recognized messenger or courier service, postage prepaid, addressed to the other party at the party’s address for notices set forth in the Basic Lease Information. Any notice required pursuant to any Laws may be incorporated into, given concurrently with or given separately from any notice required under this Lease. Notices shall be deemed to have been given and be effective on the earlier of (a) receipt (or refusal of delivery or receipt); or (b) one (1) day after acceptance by the service for delivery if sent by messenger or courier service as provided above. Either party may change its address for notices hereunder, effective five (5) days after notice is received by the other party in compliance with this Section 22. If Tenant sublets the Premises, notices from Landlord shall be effective on the subtenant when given to Tenant pursuant to this Section.

23. ATTORNEYS’ FEES. In the event of any dispute between Landlord and Tenant in any way related to this Lease, and whether involving contract and/or tort claims, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including any appeal and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment (collectively, “Fees”). The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any Fees incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment. The Fees shall be deemed an “actual pecuniary loss” within the meaning of Bankruptcy Code Section 365(b)(1)(B), and notwithstanding the foregoing, all Fees incurred by either party in any bankruptcy case filed by or against the other party, from and after the order for relief until this Lease is rejected or assumed in such bankruptcy case, will be “obligations of the debtor” as that phrase is used in Bankruptcy Code Section 365(d)(3).

24. OUIET POSSESSION. Subject to Tenant’s full and timely performance of all of Tenant’s obligations under this Lease and subject to the terms of this Lease, including Section 20—Encumbrances, Tenant shall have the quiet possession of the Premises throughout the Term as against any persons or entities lawfully claiming by, through or under Landlord.

25. SECURITY MEASURES. Landlord may, but shall be under no obligation to, implement security measures for the Property, such as the registration or search of all persons entering or leaving the Building, requiring identification for access to the Building, evacuation of the Building for cause, suspected cause, or for drill purposes, the issuance of magnetic pass cards or keys for entry into the Building, reasonable inspection of shipments, packages and other items delivered to the Building or the Property, and other actions that Landlord deems necessary or appropriate to prevent any threat of property loss or damage, bodily injury or business interruption; provided, however; that such measures shall be implemented in a way as not to inconvenience tenants of the Building unreasonably. If Landlord uses an access card system, Landlord may require Tenant to pay Landlord a deposit for each after-hours Building access card issued to Tenant. Tenant shall be responsible for any loss, theft or breakage of any such cards, which must be returned by Tenant to Landlord upon expiration or earlier termination of the Lease. Landlord may retain the deposit for any card not so returned. Landlord shall at all times have the right to change, alter or reduce any such security services or measures. Tenant shall reasonably cooperate and comply with, and direct Tenant’s Representatives and Visitors to cooperate and comply with, such security measures. Landlord, its agents and employees shall have no liability to Tenant or its Representatives or Visitors for the implementation or exercise of, or the failure to implement or exercise, any such security measures or for any resulting disturbance of Tenant’s use or enjoyment of the Premises. Landlord’s inspection and approval of receipt of any shipments or packages onto the Property and into the Building for delivery to the Premises shall in no way indicate Landlord’s approval of the contents therein for any purpose and Tenant shall, remain solely responsible for the contents of such deliveries at all times such packages or the contents therein are upon the Property, whether or not in Landlord’s temporary possession, and whether or not such packages are ultimately received or rejected by Tenant.

26. FORCE MAJEURE. If Landlord is delayed, interrupted or prevented from performing any of its obligations under this Lease, and such delay, interruption or prevention is due to fire, act of God, governmental act or failure to act, labor dispute, unavailability of materials, riot, terrorism or any cause outside the reasonable control of Landlord, then the time for performance of the affected obligations of Landlord shall be extended for a period equivalent to the period of such delay, interruption or prevention.

27. ACCESS TO OTHER AREAS OF THE PROPERTY.

27.1 Parking. Tenant shall be permitted to non-exclusively use, at no additional cost, Landlord’s general parking spaces located at the north side of Building as depicted on Exhibit G attached hereto and made a part hereof (the “Parking Area”). Tenant shall use the Parking Area for the sole purposes of allowing Tenant’s Representatives and Visitors to park on the Property in furtherance of activities related to Tenant’s business. Tenant shall ensure that the conduct of Tenant’s Representatives and Visitors in the Parking Area is in accordance with the rules and regulations communicated to and followed by Landlord’s Representatives and Visitors. Tenant shall prevent and correct the occurrence of any unsightly conditions on the Parking Area caused by Tenant’s Representatives and Visitors, and Tenant shall repair any damages to the Parking Area caused by Tenant’s Representatives and Visitors. Tenant’s use of the Parking Area is at its sole risk and Landlord is hereby indemnified from and against any damage or loss to person or property incurred by Tenant, Tenant’s Representatives, or Tenant’s Visitors in the Parking Area. Landlord makes no representation or warranty to Tenant with respect to the suitability of the use of or the condition of the Parking Area for any purpose.

27.2 Cafeteria. Tenant shall have no access or permit to use the existing cafeteria (“Landlord’s Cafeteria”) located in the Building, other than as provided in subsection (c) below.

(a) Landlord shall provide to Tenant the contact information used by Landlord to procure food service to the Landlord’s Cafeteria. Tenant may arrange to have food service delivered to the Premises from the vendor used by Landlord or any other reasonable and reputable food provider in the area. Tenant shall be permitted to receive such deliveries at the Premises, or Landlord will receive such deliveries on Tenant’s behalf in accordance with Sections 9.1 and 25; provided, however, Landlord shall have no obligation to receive food service deliveries on Tenant’s behalf after Tenant’s Cafeteria (as defined below) has been constructed and tendered to Tenant for Tenant’s operation and use.

(b) Landlord shall promptly commence construction of a 400 sq. ft. cafeteria as depicted on Exhibit F attached hereto, and in accordance with the Construction Rider attached hereto as Exhibit E (“Tenant’s Cafeteria”). Tenant shall pay Landlord $100,000.00 in the manner provided hereafter for Landlord’s work in constructing Tenant’s Cafeteria. Tenant shall pay to Landlord an initial amount of $50,000.00 upon execution of this Lease. Upon completion and delivery of Tenant’s Cafeteria to Tenant, Tenant’s Cafeteria shall automatically become a part of the Premises without need of any further action on the part of Landlord or Tenant, and Tenant shall pay as Additional Rent $20.00 per sq. ft., annually for rental of Tenant’s Cafeteria. Also, upon completion and delivery to Tenant of Tenant’s Cafeteria, Tenant shall commence payment of an additional $50,000.00, amortized monthly over a five (5) year period. If the Lease should terminate for any reason or expire without Tenant’s election to extend the Term at any point prior to payment of the full five (5) year’s of amortization of the additional $50,000.00, the remaining unamortized amount shall become immediately due and payable to Landlord by Tenant. Landlord shall have no obligation to operate or furnish food services of any kind to Tenant’s Cafeteria.

(c) During the period of construction of Tenant’s Cafeteria, Tenant’s existing employees may have temporary use of Landlord’s Cafeteria, using such method of access as Landlord may reasonably designate. Tenant shall ensure that its employees observe the same rules, regulations and customary practices with regard to the use of Landlord’s Cafeteria as are consistently applied to and observed by Landlord’s employees. Landlord shall not be liable to Tenant for any loss, injury or other damage to Tenant or Tenant’s employees from any cause arising out of Tenant or Tenant’s employees’ use of or presence in the confines of Landlord’s Cafeteria and Tenant hereby waives all claims against Landlord for any such loss, injury or damage and the cost and expense of defending against claims relating thereto, except to the extent of any loss, injury or damage caused by Landlord’s gross negligence or willful misconduct. Tenant shall indemnify, protect, defend and hold Landlord and Landlord’s Representatives harmless from and against any Claims arising from the acts or omissions of Tenant or Tenant’s employees while using or within Landlord’s Cafeteria, and any loss, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring as a result of such use of Landlord’s Cafeteria (including any such loss, injury or damage to Tenant or Tenant’s employees), excepting only Claims caused by the gross negligence or willful misconduct of Landlord or Landlord’s Representatives and Landlord’s Visitors. Tenant’s permission as granted herein by Landlord to use Landlord’s Cafeteria shall expire immediately upon Landlord’s completion and delivery of Tenant’s Cafeteria to Tenant for Tenant’s use and operation.

27.3 Credit Union. Tenant, Tenant’s Representatives and Tenant’s Visitors shall have access to the Credit Union located on the Property in the same manner as any visitor permitted upon the Property to access the Credit Union. Tenant shall enter and exit the Credit Union through the public areas of access and may not access the Credit Union through the non-Tenant areas of the Building, nor access the non-Tenant areas of the Building through the Credit Union. When Tenant, Tenant’s Representatives and Tenant’s Visitors are in the Credit Union, the business or activities they conduct therein are with the Credit Union (and not Landlord) and are not related to or governed by this Lease.

28. LANDLORD’S LIABILITY. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Building at the time in question. In the event of any conveyance of title to the Building, then from and after the date of such conveyance, the transferor Landlord shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance. Notwithstanding any other term or provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Building as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord’s Affiliates or members or its or their respective affiliates, shareholders, members, directors, officers or managers on account of any of Landlord’s obligations or actions under this Lease.

29. CONSENTS AND APPROVALS.

29.1 Determination in Good Faith. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its good faith business judgment in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the specific provision contained in this Lease providing for such consent, approval, judgment or determination specifies that Landlord’s consent or approval is not to be unreasonably withheld, or that such judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. If it is determined that Landlord failed to give its consent where it was required to do so under this Lease, Tenant shall be entitled one of the following: (i) Tenant may seek injunctive relief, (ii) Tenant may terminate this Lease, or (iii) Tenant may seek to recover monetary damages from Landlord (excluding consequential and punitive damages).

29.2 No Liability Imposed on Landlord. The review and/or approval by Landlord of any item or matter to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits or Addenda hereto shall not impose upon Landlord any liability for the accuracy or sufficiency of any such item or matter or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Property, and no third parties, including Tenant or Tenant’s Representatives and Visitors or any person or entity claiming by, through or under Tenant, shall have any rights as a consequence thereof.

30. WAIVER OF RIGHT TO JURY TRIAL. Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

31. BROKERS. Landlord and Tenant each warrant and represent to the other that in the negotiating or making of this Lease neither party nor anyone acting on such party’s behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Lease other than Taylor Companies (the “Disclosed Broker”) to which Landlord shall pay all fees and commissions. Tenant shall indemnify and hold Landlord harmless from any claim or claims, including costs, expenses and attorney’s fees incurred by Landlord asserted by any person other than the Disclosed Broker for a fee or commission based upon any dealings with or statements made by Tenant or Tenant’s Representatives. Landlord shall indemnify and hold Tenant harmless from any claim or claims, including costs, expenses and attorney’s fees incurred by Tenant asserted by any person other than the Disclosed Broker for a fee or commission based upon any dealings with or statements made by Landlord or Landlord’s Representatives. Landlord shall pay the fees or commissions of the Disclosed Broker.

32. RIGHT TO EXTEND THE TERM. Provided that Tenant is not in default under this Lease at the time of exercise or at any time thereafter until the beginning of any such extension of the Term, Tenant shall have the option (the “Extension Option”) to extend the Term for five (5) additional consecutive periods of one (1) year (each, an “Extension Period”), by giving written notice to Landlord of the exercise of any such Extension Option at least six (6) months, but not more than twelve (12) months, prior to the expiration of the initial Term or the current Extension Period. The exercise of any Extension Option by Tenant shall be irrevocable and shall cover the entire Premises leased by Tenant pursuant to this Lease. Upon such exercise, the Term shall automatically be extended for the applicable Extension Period to commence immediately following the expiration of the initial Term or the then-current Extension Period, and the parties shall, before commencement of the Extension Period, execute and acknowledge an instrument confirming the exercise of the Extension Option, confirming the expiration date of the Extension Period, and confirming the number of remaining Option Periods under this Lease, which number shall reflect the number of Option Periods provided pursuant to this Section 32, minus the number of Option Periods exercised. Any Extension Option shall terminate if not exercised precisely in the manner provided herein, in which event all remaining Extension Options shall be void. Any extension of the Term shall be upon all the terms and conditions set forth in this Lease and all Exhibits hereto, except that Landlord shall not be obligated to contribute funds toward the cost of any remodeling, renovation, alteration or improvement work in the Premises, and the Rent shall be as set forth in Section 32.1 below.

32.1 Basic Rent for the first Extension Period shall be adjusted to reflect increases in the cost of living as provided in Section 3.4(b). All Additional Rent components shall be fully applicable during each Extension Period, including, without limitation, payments concerning the Tenant’s Cafeteria rental and the amortization of the construction costs thereof and any payments associated with Excess Utilities Cost and Incremental Real Estate Taxes.

32.2 The term of this Lease, whether consisting of the initial Term alone or the initial Term as extended by any Extension Period (if any Extension Option is exercised), is referred to in this Lease as the “Term.”

33. HAZARDOUS MATERIALS. Except as otherwise explicitly provided herein, Tenant shall not bring, use, store, process, release, dispose of or generate on or about the Premises or the Building, for any reason, any Hazardous Materials. “Hazardous Materials” shall mean any substance that now or in the future is regulated by or is defined as a toxic, dangerous or hazardous substance or pollutant under any Laws. Tenant shall be responsible and liable for compliance with the foregoing by all of Tenant’s Representatives and Tenant’s Visitors. In the event of any violation of these provisions, Tenant shall promptly cease such violation and remove, remediate, clean up and dispose of any Hazardous Materials and transport them from the Building, all in full compliance with applicable Laws and the other provisions of this Lease, and if Tenant fails to do so promptly and properly, Landlord shall have the right, but not the obligation, to perform all of the foregoing at Tenant’s cost, after giving Tenant written notice of its intent to do so. Tenant shall reimburse Landlord all costs it so incurs (including consultants’ and reasonable attorneys’ fees) within ten (10) days after written demand, together with interest at the Interest Rate (defined in Section 16.2) from the date incurred to the date reimbursed and Tenant shall also pay, be responsible for and make Landlord whole for all damages, fines and penalties assessed against the Building or Landlord and for all losses, injuries or damages of any kind attributable to the diminution of value, loss of use or adverse effects on any portion of the Building arising from or related to any violation of the requirements of this Section 33 by Tenant, Tenant’s Representatives or Tenant’s Visitors. Tenant shall at all times defend, protect, indemnify, and hold harmless Landlord, its partners, members, managers, employees or agents, and any shareholders, directors, officers, partners, members, managers, agents or employees of any of the foregoing, from and against all Claims (defined in Section 10.1) arising out of or related to any Hazardous Materials brought to the Building by Tenant, Tenant’s Representatives or Tenant’s Visitors. Notwithstanding the foregoing (i) Hazardous Materials normally used in connection with the Business and (ii) normal quantities and use of those Hazardous Materials customarily used in the conduct of general office activities, such as copier fluids and cleaning supplies, may be used and stored at the Premises, provided that such activities of Tenant shall comply with all Laws and shall be at Tenant’s sole risk and responsibility and that Tenant shall promptly remove all of such Hazardous Materials from the Building upon the expiration or termination of this Lease. The provisions of this Section 33 shall survive the expiration or termination of this Lease.

34. ENTIRE AGREEMENT. This Lease, including the Exhibits and any Addenda attached hereto, and the documents referred to herein, if any, constitute the entire agreement between Landlord and Tenant with respect to the leasing of space by Tenant in the Building, and supersede all prior or contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral, all of which are merged herein. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Property or this Lease except as expressly set forth herein, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. The submission of this Lease for examination does not constitute an option for the Premises and this Lease shall become effective as a binding agreement only upon execution and delivery thereof by Landlord to Tenant.

35. MISCELLANEOUS. This Lease may not be amended or modified except by a writing signed by the party against when enforcement is sought. Subject to Section 14—Assignment and Subletting and Section 28—Landlord’s Liability, this Lease shall be binding on and shall inure to the benefit of the parties and their respective successors, assigns and legal representatives. The determination that any provisions hereof may be void, invalid, illegal or unenforceable shall not impair any other provisions hereof and all such other provisions of this Lease shall remain in full force and effect. The unenforceability, invalidity or illegality of any provision of this Lease under particular circumstances shall not render unenforceable, invalid or illegal other provisions of this Lease, or the same provisions under other circumstances. This Lease shall be construed and interpreted in accordance with the laws (excluding conflict of laws principles) of the State in which the Building is located. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party, even if such party drafted the provision in question. When required by the context of this Lease, the singular includes the plural. Wherever the term “including” is used in this Lease, it shall be interpreted as meaning “including, but not limited to” the matter or matters thereafter enumerated. The captions contained in this Lease are for purposes of convenience only and are not to be used to interpret or construe this Lease. If more than one person or entity is identified as Tenant hereunder, the obligations of each and all of them under this Lease shall be joint and several. Time is of the essence with respect to this Lease, except as to the conditions relating to the delivery of possession of the Premises to Tenant. Neither Landlord nor Tenant shall record this Lease.

36. SIGNAGE. Tenant may erect a reasonable sign on the exterior of the Premises and may erect a reasonable monument sign on the Property only in such a manner, style and location as shall be approved by Landlord in its reasonable discretion. Landlord reasonable exercise of its discretion in this matter may include Landlord’s judgment as to the reaction of any party to any type of sign suggested by Tenant with respect to the Premises, the Building, or the Property and how such reaction might impact Landlord’s business or the perception or reputation of Landlord or of any Affiliate.

37. AUTHORITY. If Tenant is a corporation, partnership, limited liability company or other form of business entity, each of the persons executing this Lease on behalf of Tenant warrants and represents that Tenant is a duly organized and validly existing entity, that Tenant has full right and authority to enter into this Lease and that the persons signing on behalf of Tenant are authorized to do so and have the power to bind Tenant to this Lease. Tenant shall provide Landlord upon request with evidence reasonably satisfactory to Landlord confirming the foregoing representations.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

TENANT:		LANDLORD:

PHARMEDIUM HEALTHCARE CORPORATION, a Delaware corporation		BAXTER HEALTHCARE CORPORATION, a Delaware corporation

By:	/s/ David Jones	By:	/s/ David F. Drohan
	Name: David Jones		Name: David F. Drohan
	Title: Chief Executive Officer		Title: Senior Vice President

EXHIBIT A

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

BETWEEN

BAXTER HEALTHCARE CORPORATION, AS LANDLORD,

AND

PHARMEDIUM HEALTHCARE CORPORATION, AS TENANT

THE PREMISES

[SEE ATTACHMENT]

The attached illustration depicts the Main Plant, Warehouse, and Tenant’s Cafeteria, all of which comprise the Premises. The manual drawing at the south edge of the diagram, although not to scale, shows the location of the 400 sq. ft. Tenant’s Cafeteria to be constructed in accordance with this Lease and the 1,800 sq. ft. Warehouse to be segregated by a chain-link fence marking off an approximate 18 ft. by 100ft. space. The remainder of the diagram depicts the Main Plant.

INITALS:

Landlord:	/s/ D.F.D.
Tenant:	/s/ D.J.

A-1

EXHIBIT B

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

BETWEEN

BAXTER HEALTHCARE CORPORATION, AS LANDLORD,

AND

PHARMEDIUM HEALTHCARE CORPORATION, AS TENANT

THE BUILDING

[SEE ATTACHMENT]

The attached diagram illustrates the Building. It also shows the Premises as a portion of the Building. The Premises is highlighted in yellow; however, the entire illustration depicts the Building.

INITALS:

Landlord:	/s/ D.F.D.
Tenant:	/s/ D.J.

B-1

EXHIBIT C

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

BETWEEN BAXTER HEALTHCARE CORPORATION,

AS LANDLORD,

AND

PHARMEDIUM HEALTHCARE CORPORATION, AS TENANT

INTENTIONALLY OMITTED

C-1

EXHIBIT D

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

BETWEEN

BAXTER HEALTHCARE CORPORATION, AS LANDLORD,

AND

PHARMEDIUM HEALTHCARE CORPORATION, AS TENANT

TENANT’S TRADE FIXTURES AND PERSONAL PROPERTY

[SEE ATTACHMENT]

In addition to the specific items listed on this exhibit, “Personal Property” and “Trade Fixtures” also includes all property subsequently purchased by Tenant and placed or installed in the Premises, which new property is similar in nature to existing Personal Property and Trade Fixtures or would otherwise be reasonably categorized as Personal Property or Trade Fixtures.

INITALS:

Landlord:	/s/ D.F.D.
Tenant:	/s/ D.J.

D-1

EXHIBIT E

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

BETWEEN

BAXTER HEALTHCARE CORPORATION, AS LANDLORD,

AND

PHARMEDIUM HEALTHCARE CORPORATION, AS TENANT

CONSTRUCTION RIDER

1. Improvements. Landlord shall with reasonable diligence construct and install in the Premises certain improvements and fixtures as expressly provided in this Construction Rider (the “Landlord Improvements”). Tenant shall with reasonable diligence through a contractor reasonably approved by Landlord construct and install in the Premises certain improvements and fixtures as expressly provided in this Construction Rider (the “Tenant Improvements”). The Landlord Improvements and Tenant Improvements shall sometimes be referred to collectively as the “Improvements”. Upon request by Landlord, Tenant shall designate in writing an individual authorized to act as Tenant’s Agent with respect to all approvals, directions and authorizations pursuant to the Construction Rider.

2. Plans. The Improvements shall be constructed substantially as shown on the conceptual space plan for the Premises attached hereto as Schedule 1 (the “Space Plan”). Landlord shall construct the Landlord Improvements as set forth in the Space Plan. Tenant shall construct the Tenant Improvements as set forth in the Space Plan.

3. Construction. Upon commencement of the Lease, Landlord shall proceed with reasonable diligence to cause the Landlord Improvements to be Substantially Completed within ninety (90) days of the Commencement Date. Upon commencement of the Lease, Tenant shall proceed with reasonable diligence to cause the Tenant Improvements to be Substantially Completed as within twelve (12) months of the Commencement Date. The Improvements shall be deemed to be “Substantially Completed” when they have been completed in accordance with the Space Plan, except for finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural “punch list” (the “Punch List Items”). (The definition of Substantially Completed shall also define the terms “Substantial Completion” and “Substantially Complete.”) Following Substantial Completion of the Improvements, Landlord and Tenant shall inspect the Premises and jointly identify in writing the Punch List Items remaining to be completed. Landlord shall complete the Landlord Improvement items set forth in the punch list as soon as reasonably possible. Tenant shall complete the Tenant Improvement items set forth in the punch list as soon as reasonably possible.

E-1

4. Coordination of Work. Tenant and Landlord shall coordinate to ensure that each party is able to perform its respective work hereunder without unreasonably impeding the progress of the other party in performing its work.

5. Limitation of Liability/Indemnity. Tenant agrees that Landlord shall not be liable in any way for any injury, loss or damage which may occur to any person or to any property as a result of or in connection with construction of the Tenant Improvements. In addition, Tenant hereby indemnifies and holds Landlord harmless from and against, and agrees to reimburse Landlord for any and all injury, loss or damage that might occur to Landlord’s property as a result of or in connection with construction of the Tenant Improvements, to the extent such injury, loss or damage does not result from the negligence or willful misconduct of Landlord. Landlord agrees that Tenant shall not be liable in any way for any injury, loss or damage which may occur to any person or to any property within the Premises as a result of or in connection with construction of the Landlord Improvements. In addition, Landlord hereby indemnifies and holds Tenant harmless from and against, and agrees to reimburse Tenant for any and all injury, loss or damage that might occur to Tenant’s property as a result of or in connection with construction of the Landlord Improvements, to the extent such injury, loss or damage does not result from the negligence or willful misconduct of Tenant.

6. Ownership of Improvements. All Improvements (whether installed by Landlord or Tenant) shall become a part of the Premises, shall be the property of Landlord, and, subject to the provisions of the Lease, shall be surrendered by Tenant with the Premises, without any compensation to Tenant, at the expiration or termination of the Lease in accordance with the provisions of the Lease.

E-2

SCHEDULE I

to

Exhibit E

Landlord Improvements:

A. Landlord shall improve direct employee access to current entrance for exclusive entry into the Premises, and construct pedestrian gate at guardpost.

B. Landlord shall construct an additional fence to segregate Tenant’s area of the Warehouse and to preclude Tenant’s entry into the non-Premises areas of the Building from Tenant’s portion of the Warehouse.

C. Landlord shall promptly commence construction of a 400 sq. ft. break room, with inside dimensions of approximately 18 by 22 feet, to serve as Tenant’s Cafeteria as depicted on Exhibit F to the Lease. Such construction project will consist of the following:

•	Additional sheet rock walls on two sides to 9.5 foot level above finished floor

•	Ceiling, suspended with 2X4 tiles

•	Paint and prime to buyer’s choice of color

•	VCT floor tile

•	Electric service to provide 3-30A circuits to vending, 1-20A to microwave, 1-20A above counters, 1-20A common on NE wall, 3-20A GFI above counter, 1-20A sump pump, 1-20A on south wall, 1 light switch, 2 data jacks, 2 phone jacks

•	Lighting to achieve 75 foot candle level with adequate battery back up

•	HVAC unit, 1.5 to 3.0 ton roof mount on curbs

•	HVAC duct metal

•	Stainless Steel Sinks (2)

•	Limited pump for sink drain (no underground drains in area)

•	Personnel door

•	Fire sprinkler drops

•	Counters and cabinetry

•	Tables and chairs

•	Window with steel frame (3’ * 5’)

The finishes used in the construction project will be reasonably comparable to the finishes used in Landlord’s Cafeteria. The break room will contain space for vending machines and a refrigerator, but the construction project will not include and Landlord will not provide vending machines, refrigeration equipment, a stove or other warming facilities, dishwashing equipment, drink machines, serving lines or similar cafeteria equipment, all of which shall be Tenant’s responsibility. Tenant shall contribute $100,000.00 to the construction of Tenant’s Cafeteria, such contribution to be made in the manner described in Section 27.2(b) of the Lease.

INITALS:

Landlord:	/s/ D.F.D.
Tenant:	/s/ D.J.

Tenant Improvements:

Within 12 months of the date of this Lease, Tenant shall install all telephone and other data transmission equipment, and shall re-wire, re-locate and re-route all data, video or other devices which must be monitored and used by Tenant, such that all usage and monitoring will take place within the Premises or some other location other than the non-Premises areas of the Building.

INITALS:

Landlord:	/s/ D.F.D.
Tenant:	/s/ D.J.

EXHIBIT F

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

BETWEEN

BAXTER HEALTHCARE CORPORATION, AS LANDLORD,

AND

PHARMEDIUM HEALTHCARE CORPORATION, AS TENANT

TENANT’S CAFETERIA

[SEE ATTACHMENT]

INITALS:

Landlord:	/s/ D.F.D.
Tenant:	/s/ D.J.

F-1

EXHIBIT G

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

BETWEEN

BAXTER HEALTHCARE CORPORATION, AS LANDLORD,

AND

PHARMEDIUM HEALTHCARE CORPORATION, AS TENANT

PARKING AREA

[SEE ATTACHMENT]

G-1